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                                                               EXHIBIT (a)(1)(i)

                ADVERTISEMENT PRINTED IN THE WALL STREET JOURNAL
                                NATIONAL EDITION
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This announcement is not an offer to purchase or a solicitation of an offer to sell Common Shares. The Offer is made only by the Offer to Purchase dated
May 19, 1999 and the related Letter of Transmittal. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Common Shares in any jurisdiction in which making or accepting the Offer would violate that jurisdiction's laws.

                    MORGAN STANLEY DEAN WITTER PRIME INCOME TRUST

                         NOTICE OF OFFER TO PURCHASE FOR CASH
                10,000,000 OF ITS ISSUED AND OUTSTANDING COMMON SHARES
                         AT NET ASSET VALUE PER COMMON SHARE


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THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
NEW YORK CITY TIME ON JUNE 18, 1999, UNLESS THE OFFER IS EXTENDED.
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Morgan Stanley Dean Witter Prime Income Trust (the "Trust") is offering to purchase 10,000,000 of its issued and outstanding common shares of beneficial interest, par value of $.01 per share ("Common Shares") at a price equal to their net asset value ("NAV") computed as of 4:00 P.M. New York City time on June 18, 1999, the Expiration Date, unless extended, upon the terms and conditions set forth in the Offer to Purchase dated May 19, 1999 and the related Letter of Transmittal (which together constitute the "Offer"). An "Early Withdrawal Charge" will be imposed on most Common Shares accepted for payment that have been held for four years or less. The NAV on May 7, 1999, was $9.90 per Common Share. The purpose of the Offer is to provide liquidity to shareholders since the Trust is unaware of any secondary market which exists for the Common Shares. The Offer is not conditioned upon the tender of any minimum number of Common Shares.

If more than 10,000,000 Common Shares are duly tendered prior to the expiration of the Offer, assuming no changes in the factors originally considered by the Board of Trustees when it determined to make the Offer and subject to the other conditions set forth in the Offer, the Trust will either extend the Offer, if necessary, and increase the number of Common Shares that the Trust is offering to purchase to an amount which it believes will be sufficient to accommodate the excess Common Shares tendered as well as any Common Shares tendered during the extended offer period or purchase 10,000,000 (or such larger number of Common Shares sought) of the Common Shares tendered on a pro rata basis.

Common Shares tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time on June 18, 1999, and, if not yet accepted for payment by the Trust, Common Shares may also be withdrawn after July 15, 1999. To be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by Morgan Stanley Dean Witter Trust FSB, the Depositary. Any notice of withdrawal must specify the name of the person having tendered the Common Shares to be withdrawn, the number of Common Shares to be withdrawn, and, if certificates representing such Common Shares have been delivered or otherwise identified to the Depositary, the name of the registered holder(s) of such Common Shares as set forth in such certificates if different from the name of the person tendering such Common Shares. If certificates have been delivered to the Depositary, then, prior to the release of such certificates, the Shareholder must also submit the certificate numbers shown on the particular certificates evidencing such Common Shares and the signature on the notice of withdrawal must be guaranteed by an eligible guarantor acceptable to the Depositary. Any Common Shares tendered on behalf of a shareholder by Dean Witter Reynolds Inc. may be withdrawn by Dean Witter Reynolds Inc.

The Information required to be disclosed by paragraph (d)(1) of Rule 13e-4 under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

NEITHER THE TRUST NOR ITS BOARD OF TRUSTEES MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF SUCH SHAREHOLDER'S COMMON SHARES. SHAREHOLDERS ARE URGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER TO PURCHASE, CONSULT THEIR OWN INVESTMENT AND TAX ADVISERS AND MAKE THEIR OWN DECISIONS WHETHER TO TENDER COMMON SHARES AND, IF SO, HOW MANY COMMON SHARES TO TENDER.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance or current NAV quotations may be directed to Morgan Stanley Dean Witter Advisors Inc., Two World Trade Center, New York, NY 10048, telephone 800-869-NEWS extension 0. Requests for copies of the Offer to Purchase, Letter of Transmittal and any other tender offer documents may be directed to Morgan Stanley Dean Witter Trust FSB at the address and telephone number below. Copies will be furnished promptly at no expense to you.

                         MORGAN STANLEY DEAN WITTER TRUST (FSB)

           By Mail:                     By Hand Delivery or Courier:
        P.O. Box 984                    Harborside Financial Center
Jersey City, New Jersey 07303                    Plaza Two
                                        Jersey City, New Jersey 07311
                             Attn: Morgan Stanley Dean Witter Prime Income Trust
                                         (800) 869-NEWS extension 0
May 19, 1999

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